HILLHOUSE CAPITAL GROUP INC

Certain identified information has been excluded from the exhibit because it both (i) is not material and (ii) is the type that we treat as private or confidential.

EMPLOYMENT CONTRACT

THIS EMPLOYMENT CONTRACT (this "Agreement") dated this Dec 1st, 2024 between:

HILLHOUSE CAPITAL GROUP INC.

(the "employer')

OF THE FIRST PART

- AND -

TOM XING OF [***] (the "Employee')

BACKGROUND:

I. The Employer is of the opinion that the Employee has the necessary qualifications, experience and abilities to assist and benefit the Employer in its business.

II. The Employer desires to employ the Employee and the Employee has agreed to accept and enter such employment upon the terms and conditions set out this Agreement.

IN CONSIDERATION OF, the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the parties to this Agreement agree as follow:

Commencement Date and Term.

The Employee's full-time starting date will be Dec 1st, 2024(the "Commencement Date'')

PROBATIONARY PERIOD.

1. The first **3 months** of employment shall be considered a probationary period. During this time, both the employer and the employee will have the opportunity to assess the suitability of the employment relationship. The probationary period is a time for the employee to become familiar with the job responsibilities, work environment, and company expectations, while the employer evaluates the employee's performance, work habits, and overall fit within the organization.

2. Evaluation and Feedback. Throughout the probationary period, regular evaluations and feedback sessions may be conducted to provide the employee with constructive input on their performance and to address any concerns or questions they may have. These evaluations are intended to support the employee's successful integration into the company and to identify areas for improvement or development.

3. Extension or Termination of Probationary Period. At the end of the probationary period, The Company reserves the right to:

a) Confirm the employee's transition to regular employment status, outlining the terms and conditions of continued employment.

b) Extend the probationary period for an additional period if further assessment is needed.

c) Terminate the employment relationship if, in the company's sole discretion, the employee's performance or conduct is not aligned with the expectations and requirements of the position.

JOB TITLE AND DESCRIPTION.

The initial job title of the Employee will be following DIRECTOR The initial job duties the Employee will be expected to perform will be the following:
Supervising, mentoring and managing a small group of managers

1. The Employee agrees to be employed on the terms and conditions set out in this Agreement. The Employee agrees to be subject to the general supervision of ac act pursuant to the orders, advice and direction of the Employer.
2. The Employee will perform any and all duties as requested by the Employer that are reasonable and customarily performed by a person holding a similar position in the industry or business of the Employer.
3. The Employer may make changes to the job title or duties of the Employee where the changes would be considered reasonable for a similar position in the industry or business of the Employer. The Employee's job title or duties may be changed by agreement and with the approval of both the Employee and the Employer or after a notice period required underlaw.
4. The Employee agrees to abide by the Employer's rules, regulations, policies and practices, including those concerning work schedules, vacation and sick leave, as they may from time to time be adopted or modified.

EMPLOYEE COMPENSATION.

1. Compensation paid to the Employee for the services rendered by the Employee as required by this Agreement (the "Compensation") will include the annual compensation of $24,000 per year.
2. This Compensation will be payable every two week, while this Agreement is in force. The Employer is entitled to deduct from the Employee's Compensation, or from any other compensation in whatever form, any applicable deductions and remittances as required bylaw.
3. The Employee understands and agrees that any additional remuneration paid to the Employee in the form of bonuses or other similar incentive remuneration will rest in the sole discretion of the Employer and that the Employee will not earn or accrue any right to incentive remuneration by reason of the Employee's employment.
4. The Employer will reimburse the Employee for all reasonable expenses, in accordance with the Employer's lawful policies as in effect from time to time, including but not limited to, any travel and entertainment expenses incurred by the Employee in connection with the business of the Employer. Expenses will be paid within a reasonable time after submission of acceptable supporting documentation.

PLACE OF WORK.

1. Employee's primary place of work will be at the following location: REMOTE.
2. The Employee will also be required to work at the following place or places: REMOTE.
3. The Employer will inform the Employee in advance of the Employee being required other locations.

TIME OF WORK.

1. The Employee's normal hours of work, including breaks, ("Normal Hours of Work") areas follow: 9:00 AM to 6:00 PM.
2. However, the Employee will, on receiving reasonable notice from the Employer, work additional hours/and or hours outside of the Employee's Normal Hours of Work as deemed necessary by the Employer to meet the business needs of the Employer.

EMPLOYEE BENEFITS.

1. The Employee will be entitled to those additional benefits that are currently available as described in the lawful provisions of the Employer's employment booklets, manuals, and policy documents.
2. Employer discretionary benefits are subject to change, without compensation, upon the Employer providing the Employee with 60 days written notice of that change and providing that any change to those benefits is taken generally with respect to other employees and does not single out the Employee.

PTO.

1. The Employee are eligible for PTO described in employee handbook.
2. Requesting PTO. Employees are required to communicate with their managers and team members when planning time off.
3. PTO Accrual and Balances. There is no accrual or balance tracking required. Employee is trusted to manage their time responsibly and in consideration of their team's needs. Employees are expected to use their discretion when taking time off, especially during critical business periods. It is recommended to coordinate closely with team members to ensure coverage during busy time.
4. The company reserves the right to modify or terminate this policy at any time. Employees will be notified of any changes in advance.

DUTY TO DEVOTE FULL TIME.

1. Employee agrees to devote full-time efforts, as an employee of the Employer, to the employment duties and obligations as described in this Agreement.

CONFLICT OF INTEREST.

1. During the term of the Employee's active employment with the Employer, it is understood and agreed that any business opportunity relating to or similar to the Employer's actual or reasonably anticipated business opportunities (with the exception of personal investments in less than 5% of the equity of a business, investments in established family business, real estates, or investments in stocks and bonds traded on public stock exchanges) coming to the attention of the Employee, is an opportunity belonging to the Employer. Therefore, the Employee will advise the Employer of the opportunity and cannot pursue the opportunity, directly, or indirectly, without the written consent of the Employer.
2. During the term of the Employee's active employment with the Employer, the Employee will not, directly, or indirectly, engage or participate in any other business activities that the Employer, in its reasonable discretion, determines to conflict with the best interests of the Employer without the written consent of the Employer.

NON-SOLICITATION.

1. The employee understands and agrees that any attempt on the part of the Employee to induce other employees or contractors to leave the Employer's employ, or any effort by the Employee to interfere with the Employer's relationship with its other employees and contractors would be harmful and damaging to the Employer. The Employee aggress that during the Employee's term of employment with the Employer and for a period of one (1) year after the end of that term, the Employee will not in any way, directly, or indirectly:

1.1. Induce or attempt to induce any employee or contractor of the Employer to quit employment or retainer with the Employer;

1.2. Otherwise interfere with or disrupt the Employer's relationship with its employees and contractors;

1.3. Discuss employment opportunities or provide information about competitive employment to any of the Employer's employees or contactors; or

1.4. Solicit, entice, or hire away and any employee or contractor of the Employer for the purpose of an employment opportunity that is in competition with the Employer.

2. This non-solicitation obligations as described in this section will be limited to employees or contractor who were employees or contractors of the Employer during the period that the employee was employed by the employer.
3. During the term of the Employee's active employment with the Employer, and for one (1) thereafter, the Employee will not divert or attempt to divert from the Employer and business the Employer had enjoyed, solicited, or attempted to solicit, from its customers, prior termination or expirations, as the case may be, of the Employee's employment with the Employer.

CONFIDENTIAL INFORMATION.

1. The employee acknowledges that, in any position the Employee may hold, in and as a result of the Employee's employment by the Employer, the Employee will, or may, be making use of, acquiring or adding to information which is confidential to the Employer (the "Confidential Information") and the Confidential Information is the exclusive property of the Employer.
2. The Confidential Information will include all data and information relating to the business and management of the Employer, including but not limited to, proprietary and trade secret technology and accounting records to which access is obtained by the Employee, including Work Product, Computer Software, Other Proprietary Data, Business Operations, Marketing and Development Operations, and Customer Information.
3. The Confidential Information will also include any information that has been disclosed by a third party to the Employer and is governed by a non-disclosure agreement entered into between that third party and the Employer.
4. The Confidential Information will not include information that:
   a) Is generally known in the industry of the Employer;
   b) Is now or subsequently becomes generally available to the public through no wrongful act of the Employee;
   c) Was rightfully in the possession of the Employee prior to the disclosure to the Employee by the Employer;
   d) Is independently created by the Employee without direct or indirect use of the Confidential Information; or
   e) The Employee rightfully obtains from a third party who has the right to transfer or disclose it.
5. The Confidential Information will also not include anything developed or produced by the Employee during the Employee's term of employment with the Employer, including but not limited to, any intellectual property, process, design, development, creation, research, invention, know-how, trade name, trademark or copyright that:
   a) Was developed without the use of equipment, supplies, facility or Confidential Information of the Employer;
   b) Was developed entirely on the Employee's own time;
   c) Does not result from any work performed by the Employee for the Employer; and
   d) Does not relate to any actual or reasonable anticipated business opportunity of the Employer

HILLHOUSE
CAPITAL GROUP INC

<u>DUTIES AND OBLIGATIONS CONCERNING CONFIDENTIAL INFORMATION.</u>

1. The employee agrees that a material term of the em Employee's contract with the Employer is to keep all Confidential Information absolutely confidential and protect its release from the public. The Employee agrees not to divulge, reveal, report or use, for any purpose, any of the Confidential Information which the Employee has obtained or which was disclosed to the Employee by the Employer as a result of the Employee's employment by the Employer. The Employee agrees that if there is any question as to such disclosure then the Employee will seek out senior management of the Employer prior to making any disclosure of the Employer's information that may be covered by this Agreement.
2. The Employee agrees and acknowledges that the Confidential Information is of a proprietary and confidential nature and that any disclosure of the Confidential Information to a third party in breach of this Agreement cannot be reasonably or adequately compensated for in money damages, would cause irreparable injury to Employer, would gravely affect the effective and successful conduct of the Employer's business and goodwill, and would be a material breach of this Agreement.
3. The obligations to ensure and protect the confidentiality of the Confidential Information imposed on the Employee in this Agreement and any obligations to provide notice under this Agreement will survive the expiration or termination, as the case may be, of this Agreement and will continue for one (1) year from the date of such expiration or termination, except in the case of any Confidential Information which is a trade secret in which case those obligations will last indefinitely.
4. The Employee may disclose any of the Confidential Information:
    a) To a third party where Employer has consented in writing to such disclosure; or
    b) To the extent required by law or by the request or requirement of any judicial, legislative, administrative or other governmental body after providing reasonable prior notice to the Employer.
5. If the Employee loses or makes unauthorized disclosure of any of the confidential information, the employee will immediately notify the Employer and take all reasonable steps necessary to retrieve the lost or improperly disclosed confidential information.

OWNERSHIP AND TITLE TO CONFIDENTIAL INFORMATION.

1. The Employee acknowledges and agrees that all rights, title and interest in any Confidential Information will remain the exclusive property of the Employer. Accordingly, the Employee specifically agrees and acknowledges that the Employee will have no interest in the Confidential Information, including, without limitation, no interest in know-how, copyright, trade-marks or trade names, notwithstanding the fact that the Employee may have created or contributed to the creation of the Confidential Information.
2. The Employee waives any moral rights that the Employee may have with respect to the Confidential Information.
3. The Employee agrees to immediately disclose to the Employer all Confidential Information developed in whole or in part by the Employee during the Employee's term of employment with the Employer and to assign to the Employer any right, title or interest the Employee may have in the Confidential Information. The Employee agrees to execute any instruments and to do all other things reasonably requested by the Employer, both during and after the Employee's employment with the Employer, in order to vest more fully in the Employer all ownership rights in those items transferred by the Employee to the Employer.

RETURN OF CONFIDENTIAL INFORMATION.

1. The Employee agrees that, upon request of the Employer or upon termination or expiration, as the case may be, of this employment, the Employee will turn over to the Employer all Confidential Information belonging to the Employer, including but not limited to, all documents, plans, specifications, disks or other computer media, as well as any duplicates or backups made of that Confidential Information in whatever form or media, in the possession or control of the Employee that:
   a) May contain or be derived from ideas, concepts, creations, or trade secrets and other proprietary and Confidential Information as defined in this Agreement; or
   b) Is connected with or derived from the Employee's employment with the Employer.

CONTRACT BINDING AUTHORITY.

1. Notwithstanding any other term condition expressed or implied in this Agreement to the contrary, the Employee will not have the authority to enter into any contracts or commitments for or on the behalf of the Employer without first obtaining the express written consent of the Employer.

TERMINATION OF EMPLOYMENT.

1. The employer and the employee agree that the Employee's employment is at-will. As such, this agreement is subject to terminate by the Employee or the Employer at any time with or without notice, and with or without cause. Nothing in this Agreement, or in any of the Employer's policies or procedures, should be interpreted to eliminate the at-will employment status of the Employee.
2. The Termination Date specified by either the Employee or the Employer may expire on any day of the month and upon the Termination Date the Employer will forthwith pay to the Employee any outstanding portion of the compensation including any accrued vacation and banked time, if any, calculated to the Termination Date.
3. If notice has been given by either party for any reason, the Employee and the Employer agree to execute their duties and obligations under this Agreement diligently and in good faith throughto the end of the notice period. The Employer may not make any changes to compensation or any other term or condition of this Agreement between the time termination notice is given through to the end of the notice period.

REMEDIES.

1. In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee agrees that the Employer is entitled to a permanent injunction, in addition to and not in limitation of any other rights and remedies available to the Employer at law or in equity, in order to prevent or restrain any such breach by the Employee or by the Employee's partners, agents, representatives, servants, employees, and/or any and all persons directly or indirectly acting for or with the Employee.

SEVERABILITY.

1. The Employer and the Employee acknowledge that this Agreement is reasonable, valid and enforceable. However, if any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties' intent that such provision be changed in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

NOTICES.

1. Any notices, deliveries, requests, demands or other communications required here will be deemed to be completed when hand-delivered, delivered by agent, or seven (7) days after being placed in the post, postage prepaid, to the parties at the following addresses or as the parties may later designate in writing:

Employer:
Name: Hillhouse Capital Group Inc.
Address: [***]
Email: info@hillhouse-group.com

Employee：
Name: TOM XING
Address： [***]
Email： [***]

MODIFICATION OF AGREEMENT.

1. Any amendment or modification of this Agreement or additional obligation assumed by either party in connection with this Agreement will only be binding if evidenced in writing signed by each party or an authorized representative of each party.

GOVERNING LAW.

1. This agreement will be construed in accordance with and governed by the laws of the state of California.

DEFINITIONS.

1. For the purpose of this Agreement the following definitions will apply:
   a) ‘Work Product’ means work product information, including but not limited to, work product resulting from or related to work or projects performed or to be performed for the employer or for clients of the Employer, for any type or form in any stage of actual or anticipated research and development.
   b) 'Computer Software' means computer software resulting from or related to work or projects performed or to be performed for the Employer or for clients of the Employer, of any type or form in any stage of actual or anticipated research and development, including but not limited to, programs and program modules, routines and subroutines, processes, algorithms, design concepts, design specifications (design notes, annotations, documentation, flowcharts, coding sheets, and the like), source code, object code and load modules, programming, program patches and system designs.

c) 'Other Proprietary Data' means information relating to the Employer's proprietary rights prior to any public disclosure of such information, including but not limited to, the nature of the proprietary rights, production data, technical and engineering data, test data and test results, the status and details of research and development of products and services, and information regarding acquiring, protecting, enforcing and licensing proprietary rights (including patents, copyrights and trade secrets).

d) Marketing and Development Operations' means marketing and development information, including but not limited to, marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, and future plans and potential strategies of the Employer which have been or are being considered.

e) 'Customer Information' means customer information, including but not limited to, names of customers and their representatives, contracts and their contents and parties, customer services, data provided by customers and the type, quantity and specifications of products and services purchased, leased, licensed or received by customers of the Employer.

f) 'Business Operations' means operational information, including but not limited to, internal personnel and financial information, vendor names and other vendor information (including vendor characteristics, services and agreements), purchasing and internal cost information, internal services and operational manuals, and the manner and methods of conducting the Employer's business.

g) 'Termination Date' means the date specified in this Agreement or in a subsequent notice by either the Employee or the Employer to be the last day of employment under this Agreement. The parties acknowledge that various provisions of this Agreement will survive the Termination Date.

GENERAL PROVISIONS.

1. Time is of the essence in this Agreement.
2. Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.
3. No failure or delay by either party to this Agreement in exercising any power, right or privilege provided in this Agreement will operate as a waiver, nor will any single or partial exercise of such rights, powers or privileges preclude any further exercise of them or the exercise of any other right, power or privilege provided in this Agreement.
4. This Agreement will inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns, as the case may be, of the Employer and the Employee.

5. This Agreement may be executed in counterparts. Facsimile signatures are binding and are considered to be original signatures.
6. If, at the time of execution of this Agreement, there is a pre-existing employment agreement still in effect between the parties to this Agreement, then in consideration of and as a condition of the parties entering into this Agreement and other valuable consideration, the receipt and sufficiency of which consideration is acknowledged, this Agreement will supersede any and all pre-existing employment agreements between the Employer and the Employee. Any duties, obligations and liabilities still in effect from any pre-existing employment agreement are void and no longer enforceable after execution of this Agreement.
7. This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or written. The parties to this Agreement stipulate that neither of them has made any representations with respect to the subject matter of this Agreement except such representations as are specifically set forth in this Agreement.

IN WITNESS WHEREOF, the parties have duly affixed their signatures under hand and seal on this

Dec 1st, 2024.

EMPLOYEE SIGNATURE:

/s/ Tom Xing

PRINT NAME: TOM XING
DATE: 12/1/20024

EMPLOYER SIGNATURE:

/s/ Fenglong Ma

PRINT NAME FENLONG MA
TITLE: CEO
DATE: 12/1/2024